As filed with the Securities and Exchange Commission on June 3, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VIACOM INC.

(Exact name of registrant as specified in its charter)

Delaware	4841	20-3515052
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1515 Broadway

New York, NY 10036

(212) 258-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael D. Fricklas, Esq.

Executive Vice President,

General Counsel and Secretary

Viacom Inc.

1515 Broadway

New York, New York 10036

(212) 258-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen T. Giove, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company, and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
4.375% Senior Debentures due 2043	$1,446,365,000	100%	$1,446,365,000	$197,284.19

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)	Calculated based upon the market value of the securities to be received by the registrants in the exchange in accordance with Rule 457(f).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED JUNE 3, 2013

PROSPECTUS

VIACOM INC.

OFFER TO EXCHANGE

All Outstanding Unregistered 4.375% Senior Debentures due 2043

($1,446,365,000 aggregate principal amount issued

November 26, 2012, December 4, 2012 and December 17, 2012)

for

4.375% Senior Debentures due 2043

that have been registered under the Securities Act of 1933

TERMS OF THE EXCHANGE OFFER

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we extend the offer.

•	Tenders of outstanding unregistered senior debentures may be withdrawn at any time before 5:00 p.m. on the date the exchange offer expires.

•	All outstanding unregistered senior debentures that are validly tendered and not validly withdrawn will be exchanged.

•

The terms of the exchange senior debentures to be issued are substantially similar to the unregistered senior debentures, except for being registered under the Securities Act of 1933, as amended (the “Securities Act”) and not having any transfer restrictions, registration rights or rights to additional interest.

•	The exchange of unregistered senior debentures for exchange senior debentures will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The exchange senior debentures will not be listed on any securities exchange.

Please see “Risk Factors” beginning on page 9 for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange senior debentures to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

Each holder of an unregistered senior debenture wishing to accept the exchange offer must deliver the unregistered senior debenture to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered senior debentures by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

If you are a broker-dealer that receives exchange senior debentures for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange senior debentures. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange senior debentures. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of consummation of the exchange offer.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to holders of our unregistered 4.375% Senior Debentures due 2043, issued on November 26, 2012, December 4, 2012 and December 17, 2012, upon written or oral request to us at Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036, Attn: Investor Relations, Phone Number: (212) 258-6000. To obtain timely delivery, security holders must request this information no later than five (5) business days before the date they must make their investment decision, which would be                     , 2013.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference herein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

Some of the market and industry data contained or incorporated by reference in this prospectus are based on independent industry publications or other publicly available information, while other information is based on

i

internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained in this prospectus, and beliefs and estimates based on such data, may not be reliable.

In this prospectus we use the terms “Viacom,” “we,” “us,” “our” and similar words to refer to Viacom Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise. References to “$” and “dollars” are to United States dollars.

Whenever we refer in this prospectus to the 4.375% Senior Debentures due 2043 issued on November 26, 2012, December 4, 2012 and December 17, 2012, we will refer to them as the “unregistered senior debentures.” Whenever we refer in this prospectus to the registered 4.375% Senior Debentures due 2043 offered hereby, we will refer to them as the “exchange senior debentures.” The unregistered senior debentures and the exchange senior debentures are collectively referred to as the “senior debentures.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in our markets and on consumer behavior; competition for audiences and distribution; the impact of piracy; economic conditions generally, and in advertising and retail markets in particular; fluctuations in our results due to the timing, mix and availability of our motion pictures and other programming; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 (the “2012 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 (the “Q2 2013 Form 10-Q”) and reports on Form 8-K incorporated by reference herein, and in the section entitled “Risk Factors” on page 9 of this prospectus. The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates of the respective documents, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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SUMMARY

The following is a summary of certain information explained in more detail elsewhere in or incorporated by reference into this prospectus. In addition to this summary, you should read the entire document carefully, including (1) the risks relating to Viacom’s businesses discussed in the “Risk Factors” sections of our 2012 Form 10-K and Q2 2013 Form 10-Q and the risks relating to participating in the exchange offer and investing in the exchange senior debentures discussed on pages 9-10 of this prospectus and (2) the consolidated financial statements and the related notes thereto in our 2012 Form 10-K and the unaudited consolidated financial statements and the related notes thereto in our Q2 2013 Form 10-Q, each of which is incorporated by reference herein.

Viacom Inc.

We are a leading global entertainment content company that connects with audiences through compelling content across television, motion picture, online and mobile platforms in over 160 countries and territories. With media networks reaching approximately 700 million households, our leading brands include MTV®, VH1®, CMT®, Logo®, BET®, CENTRIC®, Nickelodeon®, Nick Jr.®, TeenNick®, Nicktoons®, Nick at Nite®, COMEDY CENTRAL®, TV Land®, SPIKE®, Tr3s®, Paramount Channel™ and VIVA™, among others. Paramount Pictures® is a major global producer and distributor of filmed entertainment. We operate a large portfolio of branded digital media experiences, including many of the world’s most popular properties for entertainment, community and casual online gaming.

We were organized as a Delaware corporation in 2005 and our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus.

Summary of the Exchange Offer

On November 26, 2012, we issued $250,000,000 aggregate principal amount of unregistered 4.375% Senior Debentures due 2043. On December 4, 2012, we issued $1,194,528,000 aggregate principal amount of unregistered 4.375% Senior Debentures due 2043. On December 17, 2012, we issued $1,837,000 aggregate principal amount of unregistered 4.375% Senior Debentures due 2043. The 4.375% Senior Debentures due 2043 issued on December 4, 2012 and December 17, 2012 were each a further issuance of, and were in addition to the 4.375% Senior Debentures due 2043 we issued on November 26, 2012. On November 26, 2012, we and certain initial purchasers of the unregistered senior debentures issued on this date entered into a registration rights agreement in connection with such debt offering and on December 4, 2012, we and certain dealer managers entered into a registration rights agreement in connection with the issuance of the unregistered senior debentures issued on December 4, 2012 and December 17, 2012. Pursuant to the terms of each such registration rights agreement, we agreed that you, as a holder of unregistered senior debentures, would be entitled to exchange your unregistered senior debentures for exchange senior debentures registered under the Securities Act but otherwise having substantially identical terms to the respective unregistered senior debentures. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to the senior debentures. The exchange senior debentures will be our obligations and will be entitled to the benefits of the base indenture and supplemental indentures relating to the unregistered senior debentures. The form and terms of the exchange senior debentures are identical in all material respects to the form and terms of the unregistered senior debentures, except that:

•	the exchange senior debentures have been registered under the Securities Act and, therefore, will contain no restrictive legends;

•	the exchange senior debentures will not have registration rights; and

•	the exchange senior debentures will not have rights to additional interest.

For additional information on the terms of this exchange offer, see “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of our exchange senior debentures, which have been registered under the Securities Act for each $1,000 principal amount of our outstanding unregistered senior debentures that were issued on November 26, 2012, December 4, 2012 and December 17, 2012. As of the date of this prospectus, $1,446,365,000 in aggregate principal amount of our unregistered senior debentures are outstanding.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we decide to extend the expiration date.

Conditions of the Exchange Offer	We will not be required to accept for exchange any unregistered senior debentures, and we may amend or terminate the exchange offer, if any of the following conditions or events occurs:

•

the exchange offer, or the making of any exchange by a holder of unregistered senior debentures, violates applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”);

•	any action or proceeding shall have been instituted with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	any law, rule or regulation or applicable interpretation of the staff of the SEC has been issued or promulgated which, in our good faith determination, does not permit us to effect the exchange offer.

We will give oral or written notice of any non-acceptance of the unregistered senior debentures or of any amendment or termination of the exchange offer to the registered holders of the unregistered senior debentures as promptly as practicable. We reserve the right to waive any conditions of the exchange offer.

Resale of the Exchange Senior Debentures	Based on existing interpretations of the SEC staff set forth in several no-action letters issued to third parties unrelated to us, we believe that you can resell and transfer the exchange senior debentures you receive pursuant to this exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange senior debentures to be received by you will be acquired in the ordinary course of your business;

•

you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the unregistered senior debentures or exchange senior debentures;

•

you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of Viacom, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

if you are a broker-dealer, you have not entered into any arrangement or understanding with Viacom or any “affiliate” of Viacom (within the meaning of Rule 405 under the Securities Act) to distribute the exchange senior debentures;

•

if you are a broker-dealer, you will receive exchange senior debentures for your own account in exchange for unregistered senior debentures that were acquired as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of such exchange senior debentures; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to participate in the exchange offer, you must represent to us in writing that these conditions have been met. See “The Exchange Offer—Purpose and Effect of Exchange Offer; Registration Rights.”

If our belief is inaccurate and you transfer any exchange senior debentures without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability, but we do not believe that any such liability should exist.

If you are a broker-dealer and you will receive exchange senior debentures for your own account in exchange for unregistered senior debentures that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange senior debentures. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Accrued Interest on the Exchange Senior Debentures and Unregistered Senior Debentures	The exchange senior debentures will accrue interest from and including March 15, 2013. We will pay interest on the exchange senior debentures semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2013.

In order to ensure that holders of unregistered senior debentures that are accepted for exchange do not receive payments in respect of interest accrued on both the unregistered senior debentures and the exchange senior debentures for the period from and including March 15, 2013 until the date of the issuance of the exchange senior debentures (the “Overlap Period”), such holders will be deemed to have waived the right to receive any payment in respect of interest accrued on the unregistered senior debentures during the Overlap Period. Consequently, holders of exchange senior debentures will receive the same interest payments that they would have received had they not accepted the exchange offer.

Procedures for Tendering Unregistered Senior Debentures	If you wish to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal and all other documents required by the letter of transmittal to the Exchange Agent (as defined below) at the address set forth in the letter of transmittal. These materials must be received by the Exchange Agent before 5:00 p.m., New York City time, on , 2013, the expiration date of the exchange offer. You must also provide:

•

a confirmation of any book-entry transfer of unregistered senior debentures tendered electronically into the Exchange Agent’s account with DTC, Euroclear or Clearstream Luxembourg. You must comply with DTC’s, Euroclear’s or Clearstream Luxembourg’s respective standard operating procedures for electronic tenders, by which you will agree to be bound in the letter of transmittal; or

•

physical delivery of your unregistered senior debentures to the Exchange Agent’s address as set forth in the letter of transmittal. The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offer—Procedures for Tendering.”

The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offer—Purpose and Effect of Exchange Offer; Registration Rights.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of unregistered senior debentures that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered senior debentures, you should contact the person promptly and instruct the person to tender your unregistered senior debentures on your behalf.

No Guaranteed Delivery	There are no guaranteed delivery provisions applicable to the exchange offer under the terms of this prospectus. Holders must tender their unregistered senior debentures in accordance with the procedures set forth under “The Exchange Offer—Procedures for Tendering.”

Withdrawal Rights	You may withdraw the tender of your unregistered senior debentures at any time prior to 5:00 p.m., New York City time, on , 2013, the expiration date of the exchange offer.

Consequences of Failure to Exchange	If you are eligible to participate in this exchange offer and you do not tender your unregistered senior debentures as described in this prospectus, you will not have any further registration rights. In that case, your unregistered senior debentures will continue to be subject to restrictions on transfer. As a result of the transfer restrictions and the availability of exchange senior debentures, the market for the unregistered senior debentures is likely to be much less liquid after the consummation of the exchange offer. The unregistered senior debentures will bear interest at the same rate as the exchange senior debentures after the consummation of the exchange offer.

Material U.S. Federal Income Tax Considerations	The exchange of the unregistered senior debentures for exchange senior debentures pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange senior debentures pursuant to the exchange offer.

Exchange Agent for Unregistered Senior Debentures	Global Bondholder Services Corporation is the exchange agent (the “Exchange Agent”) and also is the information agent (the “Information Agent”) for the exchange offer.

Summary Description of the Exchange Senior Debentures

The following is a brief summary of some of the terms of the exchange senior debentures. For a more complete description of the terms of the exchange senior debentures, see “Description of the Exchange Senior Debentures” in this prospectus.

Issuer	Viacom Inc.

Securities Offered	$1,446,365,000 aggregate principal amount of exchange senior debentures.

Maturity	The exchange senior debentures will mature on March 15, 2043.

Interest	Interest on the exchange senior debentures will accrue at the rate of 4.375% per year from and including March 15, 2013. Interest on the exchange senior debentures will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2013.

Ranking	The exchange senior debentures will be unsecured senior obligations of Viacom Inc. and will rank equally with all of Viacom Inc.’s existing and future unsecured senior obligations. As of March 31, 2013, Viacom Inc. had approximately $8.713 billion of indebtedness outstanding as senior notes and senior debentures, and there were no amounts outstanding under its commercial paper program or revolving credit facility due 2017.

The exchange senior debentures will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. As of March 31, 2013, our direct and indirect subsidiaries and other consolidated entities had $220 million of indebtedness outstanding, including capital lease obligations.

Sinking Fund	None.

Optional Redemption	We may redeem the exchange senior debentures, in whole or in part, at any time and from time to time at a redemption price equal to their principal amount plus the applicable premium, if any, and accrued and unpaid interest to the redemption date. See “Description of the Exchange Senior Debentures—Optional Redemption.”

Certain Covenants	We will issue the exchange senior debentures under an indenture that will, among other things, limit our ability to:

•	consolidate, merge or sell all or substantially all of our assets;

•	create liens; and

•	enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Exchange Senior Debentures.”

Governing Law	The exchange senior debentures and the indenture under which they will be issued will be governed by New York law.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus, and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page 9 before deciding to participate in the exchange offer.

Summary Selected Consolidated Financial Data

The following tables present our summary selected consolidated financial data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2012 Form 10-K and in our Q2 2013 Form 10-Q, each of which is incorporated by reference herein. The unaudited consolidated statement of earnings data for the six months ended March 31, 2013 and 2012 and the unaudited balance sheet data as of March 31, 2013 are derived from our Q2 2013 Form 10-Q and have been prepared on a basis consistent with our audited consolidated financial statements.

Consolidated Statement of Earnings Data

(in millions, except per share amounts)

	Six Months Ended March 31,		Year Ended September 30,		Nine Months Ended September 30, 2010
	2013	2012	2012	2011
	(unaudited)	(unaudited)
Revenues	$6,449	$7,283	$13,887	$14,914	$9,337
Operating income	$1,644	$1,948	$3,901	$3,710	$2,207
Net earnings from continuing operations	$971	$1,200	$2,385	$2,183	$1,185
Net earnings from continuing operations attributable to Viacom	$954	$1,179	$2,345	$2,146	$1,175
Net earnings from continuing operations per share attributable to Viacom:
Basic	$1.92	$2.17	$4.42	$3.65	$1.93
Diluted	$1.89	$2.14	$4.36	$3.61	$1.92
Weighted average number of common shares outstanding:
Basic	496.8	544.1	530.7	587.3	608.0
Diluted	504.7	550.8	537.5	594.3	610.7
Dividends declared per share of Class A and Class B common stock	$0.55	$0.50	$1.05	$0.80	$0.30

Consolidated Balance Sheet Data

(in millions)

	As of March 31, 2013	As of September 30,
		2012	2011
	(unaudited)
Total assets	$22,438	$22,250	$22,801
Total debt	$8,933	$8,149	$7,365
Total Viacom stockholders’ equity	$6,889	$7,448	$8,644
Total equity	$6,877	$7,439	$8,633

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and any documents incorporated by reference herein and, in particular, the risk factors described below, and described in our 2012 Form 10-K and our Q2 2013 Form 10-Q. The risks described below, and described in our 2012 Form 10-K and our Q2 2013 Form 10-Q, each of which is incorporated by reference herein, are considered to be the most material but are not the only ones we are facing. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Exchange Senior Debentures

The Exchange Senior Debentures Will Be Structurally Subordinated to All Obligations of Our Subsidiaries

The exchange senior debentures will not be guaranteed by our subsidiaries, and therefore they will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables. As of March 31, 2013, our direct and indirect subsidiaries and other consolidated entities had $220 million of indebtedness outstanding, including capital lease obligations. The indenture for the exchange senior debentures will not prohibit or limit any of our subsidiaries from incurring any indebtedness or other obligations. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

An Active Trading Market for the Exchange Senior Debentures May Not Develop or Be Sustained

The exchange senior debentures will constitute a new issue of securities for which there currently is no market. We have not listed and do not intend to list the exchange senior debentures on any U.S. national securities exchange or quotation system. We cannot assure you that any market for the exchange senior debentures will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the exchange senior debentures may be adversely affected.

Risks Related to the Exchange Offer

You May Have Difficulty Selling the Unregistered Senior Debentures that You Do Not Exchange

If you do not exchange your unregistered senior debentures for exchange senior debentures pursuant to the exchange offer, the unregistered senior debentures you hold will continue to be subject to the existing transfer restrictions. The unregistered senior debentures may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the unregistered senior debentures under the Securities Act.

After the exchange offer is consummated, if you continue to hold any unregistered senior debentures, you may have difficulty selling them because there will be fewer unregistered senior debentures remaining and the market for such unregistered senior debentures, if any, will be much more limited than it is currently. In particular, the trading market for untendered unregistered senior debentures could become more limited than the existing trading market for the unregistered senior debentures and could cease to exist altogether due to the reduction in the amount of the unregistered senior debentures remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered unregistered senior debentures. In addition, if you are eligible to exchange your unregistered senior debentures in the exchange offer and do not do so, you will no longer be entitled to have those unregistered senior debentures registered under the Securities Act.

If You Do Not Properly Tender Your Unregistered Senior Debentures, Your Ability to Transfer Such Outstanding Unregistered Senior Debentures Will Be Adversely Affected

We will only issue exchange senior debentures in exchange for unregistered senior debentures that are timely received by the Exchange Agent, together with all required documents, including a properly completed and signed letter of transmittal, in accordance with the terms of the letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered senior debentures and you should carefully follow the instructions on how to tender your unregistered senior debentures. Neither we nor the Exchange Agent are required to tell you of any defects or irregularities with respect to your tender of unregistered senior debentures. If you do not tender your unregistered senior debentures or if your tender of unregistered senior debentures is not accepted because you did not tender your unregistered senior debentures properly, then, after consummation of the exchange offer, you will continue to hold unregistered senior debentures that are subject to the existing transfer restrictions.

If You Are a Broker-Dealer or Participating in a Distribution of the Exchange Senior Debentures, You May Be Required to Deliver Prospectuses and Comply with Other Requirements

If you tender your unregistered senior debentures for the purpose of participating in a distribution of the exchange senior debentures, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange senior debentures. If you are a broker-dealer that receives exchange senior debentures for your own account in exchange for unregistered senior debentures that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange senior debentures.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for equity in earnings or losses of affiliate companies, plus distributed income of equity affiliates and fixed charges. Fixed charges are defined as interest expense and one-third of gross rent expense relating to operating leases, which is deemed to be representative of interest.

	Six Months Ended March 31, 2013	Year Ended September 30,		Nine Months Ended September 30, 2010	Year Ended December 31,
		2012	2011		2009	2008
Ratio of Earnings to Fixed Charges	6.6x	8.0x	7.6x	6.0x	6.0x	4.5x

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange senior debentures contemplated by this prospectus, we will receive unregistered senior debentures in like principal amount. The unregistered senior debentures surrendered in exchange for the exchange senior debentures will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange senior debentures will not result in any change in our indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

We issued unregistered senior debentures to certain initial purchasers, pursuant to a purchase agreement dated November 16, 2012. The initial purchasers resold the unregistered senior debentures in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale of the unregistered senior debentures, we entered into a registration rights agreement with such initial purchasers.

We also issued unregistered senior debentures in exchange for any and all of our outstanding 6.875% Senior Debentures due 2036 and any and all of our outstanding 6.750% Senior Debentures due 2037 pursuant to an offering memorandum and an accompanying letter of transmittal, both dated November 16, 2012. In connection with the issuance of these unregistered senior debentures, we entered into a registration rights agreement with certain dealer managers.

We agreed pursuant to the registration rights agreements to use our commercially reasonable efforts to complete a registered exchange offer for the unregistered senior debentures with the SEC no later than 270 days after November 26, 2012.

During this exchange offer, we will offer to all holders of unregistered senior debentures who are legally eligible to participate in the exchange offer the opportunity to exchange their unregistered senior debentures for exchange senior debentures that will be identical in all material respects to the unregistered senior debentures being exchanged (except that the exchange senior debentures will be fully registered with the SEC and therefore will not contain terms restricting their transfer or for any increase in the interest rate discussed below under the heading “—Additional Interest”). Exchange senior debentures will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We will keep the exchange offer open for at least 20 business days (or longer, if required by applicable law or otherwise extended by us, at our option) after the date notice of the exchange offer is mailed to the holders of the unregistered senior debentures. For each unregistered senior debenture surrendered to us pursuant to the exchange offer and not withdrawn by the holder, the holder of the unregistered senior debenture will receive an exchange senior debenture having a principal amount equal to that of the surrendered security. Interest on each exchange senior debenture will accrue from the last date on which interest was paid on the unregistered senior debenture surrendered in exchange or, if no interest has been paid, from the original issue date of the unregistered senior debenture.

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange senior debentures would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of unregistered senior debentures, as set forth below). However, any purchaser of unregistered senior debentures who is one of our “affiliates,” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange senior debentures, (1) will not be able to rely on the interpretation of the staff of the SEC, (2) will not be able to tender its unregistered senior debentures in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the unregistered senior debentures unless such sale or transfer is made pursuant to an exemption from such requirements.

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange senior debentures as it has in other interpretations to other parties, although we have no reason to believe otherwise. If you wish to exchange unregistered senior debentures for exchange senior debentures in the exchange offer, you will be required to make certain representations. These include representations that:

•	any exchange senior debentures to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement with any person to participate in the distribution of the unregistered senior debentures or exchange senior debentures;

•

you are not our “affiliate” (as defined in Rule 405 under the Securities Act) or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange senior debentures;

•

if you are a broker-dealer, you will receive exchange senior debentures for your own account in exchange for unregistered senior debentures that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such exchange senior debentures; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal. If our belief is inaccurate and you transfer any exchange senior debentures without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

If you are a broker-dealer that receives exchange senior debentures in exchange for unregistered senior debentures held for your own account, as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange senior debentures. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange senior debentures received in exchange for unregistered senior debentures. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any resale.

If you participate in the exchange offer, you will, with limited exceptions, receive exchange senior debentures that are freely tradable and not subject to restrictions on transfer.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered senior debentures in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

If you are eligible to participate in this exchange offer and you do not tender your unregistered senior debentures as described in this prospectus, you will not have any further registration rights. In that case, your unregistered senior debentures will continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

We may also be required to file a shelf registration statement to permit certain holders of the unregistered senior debentures who were not eligible to participate in the exchange offer to resell the unregistered senior debentures periodically without being limited by the transfer restrictions. We will only be required to file a shelf registration statement if:

•

there is a change in law or applicable interpretations of the law by the staff of the SEC, and as a result we are not permitted to complete the exchange offer as contemplated by the applicable registration rights agreement;

•	any holder of the unregistered senior debentures is not able to participate in the exchange offer;

•	any holder of the unregistered senior debentures does not receive fully transferable exchange senior debentures;

•

the exchange offer is not consummated within 365 days of the date the unregistered senior debentures were first issued, but we may terminate such shelf registration statement at any time, without penalty, if the exchange offer is consummated; or

•

upon the request of any initial purchaser made within 90 days after the consummation of the exchange offer with respect to unregistered senior debentures not eligible to be exchanged in the exchange offer and held by it following the consummation of the exchange offer.

The shelf registration statement will permit only certain holders to resell their unregistered senior debentures from time to time. In particular, such holders must:

•	provide specified information in connection with the shelf registration statement; and

•	agree in writing to be bound by all provisions of the applicable registration rights agreement (including the indemnification obligations).

We will, in the event of the filing of a shelf registration statement, provide to each holder of unregistered senior debentures that are covered by the shelf registration statement copies of the prospectus, which is a part of the shelf registration statement, and notify each such holder when the shelf registration statement has become effective. A holder who sells unregistered senior debentures pursuant to the shelf registration statement will be required to be named as a selling security holder in the prospectus and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the applicable registration rights agreement which are applicable to such a holder (including the indemnification obligations).

If a shelf registration statement is required, we will:

•

file the shelf registration statement with the SEC and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC no later than the 365th day after such obligation arises (or within 60 days of a request by any initial purchaser pursuant to the fifth bullet under the heading “Shelf Registration” above, if later); and

•

use our commercially reasonable efforts to keep the shelf registration statement effective for a period of two years after its effective date, or if earlier until all of the unregistered senior debentures covered by the shelf registration statement are sold thereunder or are already freely tradable.

During any 365-day period, we will have the ability to suspend the availability of such shelf registration statement for up to four periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to the maturity of the unregistered senior debentures), but no more than an aggregate of 90 days during any 365-day period, if our Board of Directors determines in good faith that there is a valid purpose for the suspension.

Each unregistered senior debenture contains a legend to the effect that the holder of the unregistered senior debenture, by its acceptance thereof, agrees to be bound by the provisions of the applicable registration rights agreement. In that regard, if a holder receives notice from us that any event which:

•	makes any statement in the prospectus which is part of the shelf registration statement (or, in the case of participating broker/dealers, this prospectus) untrue in any material respect;

•	requires the making of any changes in the prospectus to make the statement therein not misleading; or

•	is specified in the applicable registration rights agreement;

occurs, the holder (or participating broker/dealer, as the case may be) will suspend the sale of unregistered senior debentures pursuant to that prospectus until we have either:

•	amended or supplemented the prospectus to correct the misstatement or omission; and

•	furnished copies of the amended or supplemented prospectus to the holder (or participating broker/dealer, as the case may be); or

•	given notice that the sale of the unregistered senior debentures may be resumed.

Additional Interest

If a Registration Default occurs, then we will be required to pay additional interest equal to 0.25% per annum to each holder of the unregistered senior debentures until all Registration Defaults have been cured. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the unregistered senior debentures in the same manner as interest payments on the unregistered senior debentures, with payment being made on the interest payment dates for the unregistered senior debentures. Following the cure of all Registration Defaults, no more additional interest will accrue. You will not be entitled to receive any additional interest if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, your unregistered senior debentures for exchange senior debentures in the exchange offer.

A “Registration Default” includes any of the following:

•	we fail to complete the exchange offer on or prior to the date specified for such completion;

•	the shelf registration statement is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

•

the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the unregistered senior debentures during the period specified in the applicable Registration Rights Agreement, subject to certain exceptions for limited periods of time with respect to the shelf registration statement.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of unregistered senior debentures for each $1,000 principal amount of exchange senior debentures. You may tender some or all of your unregistered senior debentures only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, $1,446,365,000 aggregate principal amount of the unregistered senior debentures are outstanding.

The terms of the exchange senior debentures to be issued are substantially similar to the unregistered senior debentures, except that the exchange senior debentures will have been registered under the Securities Act and, therefore, the certificates for the exchange senior debentures will not bear legends restricting their transfer. The exchange senior debentures will not have registration rights and will not have rights to additional interest. The exchange senior debentures will be issued under and be entitled to the benefits of the indenture (as defined in “Description of the Exchange Senior Debentures”).

In connection with the issuance of the unregistered senior debentures, we arranged for the unregistered senior debentures to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange senior debentures will also be issuable and transferable in book-entry form through DTC.

There will be no fixed record date for determining the eligible holders of the unregistered senior debentures that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered unregistered senior debentures when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of unregistered senior debentures for the purpose of receiving exchange senior debentures from us and delivering them to such holders.

If any tendered unregistered senior debentures are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered senior debentures will be returned, without expenses, to the tendering holder thereof promptly after the expiration of the exchange offer.

Holders of unregistered senior debentures who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered senior debentures for exchange senior debentures pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. It is important that you read the section “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Any unregistered senior debentures which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest and will be subject to restrictions on transfer. We will not have any obligation to register such unregistered senior debentures under the Securities Act. Holders wishing to transfer unregistered senior debentures would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not obligated to (i) accept for exchange any validly tendered unregistered senior debentures or (ii) issue any exchange senior debentures in exchange for validly tendered unregistered senior debentures or complete the exchange offer, if any of the following events occurs or exists at or prior to the expiration of the exchange offer:

(1) (a) any general suspension of, shortening of hours for or limitation on prices for, trading in securities in the United States securities or financial markets (whether or not mandatory), (b) a material impairment in the trading markets or prices for the unregistered senior debentures or securities generally, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (d) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (e) any attack on, outbreak or escalation of hostilities or acts of terrorism directly or indirectly involving the United States that would reasonably be expected to have a material, disproportionate effect on our business, operations, condition or prospects relative to other companies in the same industry, (f) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof, or (g) any other change or development, including a prospective change or development, in general economic, financial, monetary or market conditions that, in our reasonable judgment, has or may have a material adverse effect on the market price or trading of the unregistered senior debentures or upon the value of the unregistered senior debentures to us;

(2) the existence of an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the exchange offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of our subsidiaries;

(3) any instituted, pending or threatened action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of the exchange offer or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the exchange offer or otherwise adversely affects the exchange offer in any material manner;

(4) there occurs or exists, in our reasonable judgment, any other actual or threatened legal impediment to the exchange offer or any other circumstances that would materially adversely affect the transactions contemplated by the exchange offer, or the contemplated benefits of the exchange offer to us;

(5) the occurrence of an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the exchange offer or materially impair the contemplated benefits of the exchange offer; or

(6) the trustee objects in any respect, or takes any action, or refuses or fails to take any action, the result of which objection, action or inaction would, in our reasonable judgment, be reasonably likely to materially and adversely affect the consummation of the exchange offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the exchange offer or in the acceptance of unregistered senior debentures.

The conditions described above may be asserted only by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us, and may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion. If any of the foregoing conditions have not been met, we may at any time at or prior to the expiration of the exchange offer, subject to applicable law, (a) terminate the exchange offer, (b) extend the exchange offer, on the same or amended terms, and thereby delay acceptance for exchange of any tendered and not withdrawn unregistered senior debentures, or (c) waive the unsatisfied condition or conditions and accept for exchange all validly tendered and not validly withdrawn unregistered senior debentures. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

In exchange for any and all of our outstanding unregistered senior debentures, we are offering exchange senior debentures in an aggregate principal amount that will not be known until the expiration of the exchange offer.

Subject to applicable law, we expressly reserve the right, in our sole discretion, to terminate the exchange offer at any time. If we terminate the exchange offer, all of the unregistered senior debentures theretofore tendered and not validly withdrawn pursuant to such terminated exchange offer and not accepted for exchange will be returned promptly to the tendering holders thereof in accordance with applicable law at our expense. See “—Withdrawal of Tenders” below.

Expiration Date; Extensions; Amendment; Termination

The expiration date is 5:00 p.m., New York City time, on                     , 2013 (the “Expiration Date”), unless extended, in which case the Expiration Date will be such time and date to which the Expiration Date is extended.

We, in our sole discretion, may extend the Expiration Date for any reason. To extend the Expiration Date, we will notify the Exchange Agent and will make a public announcement thereof before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement will state that we are extending the Expiration Date for a specified period or on a daily basis. During any such extension, all unregistered senior debentures previously tendered in an extended exchange offer will remain subject to the exchange offer and may be accepted for exchange by us.

We expressly reserve the right, subject to applicable law, to:

•	delay accepting any unregistered senior debentures, extend the exchange offer or terminate the exchange offer and not accept any unregistered senior debentures; and

•	amend, modify or waive at any time, or from time to time, the terms of the exchange offer in any respect, including waiver of any conditions to consummation of the exchange offer.

If we exercise any such right, we will give written notice thereof to the Exchange Agent and will make a public announcement thereof as promptly as practicable. Any determination by us concerning the events described above will be final and binding upon the parties. Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

The minimum period during which the exchange offer will remain open following material changes in the terms of the exchange offer or in the information concerning the exchange offer will depend upon the facts and circumstances of such changes, including the relative materiality of the changes. If the terms of the exchange offer are amended in a manner we have determined constitutes a material change adversely affecting any holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of such amendment, and we will extend the exchange offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to holders, if the exchange offer would otherwise expire during such time period.

Interest on the Exchange Senior Debentures

Interest on the exchange senior debentures will accrue at the rate of 4.375% per year, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2013. In order to ensure that holders of unregistered senior debentures that are accepted for exchange do not receive payments in respect of interest accrued on both the unregistered senior debentures and the exchange senior debentures for the period from and including March 15, 2013 until the date of the issuance of the exchange senior debentures (the “Overlap Period”), such holders will be deemed to have waived the right to receive any payment in respect of interest accrued on the unregistered senior debentures during the Overlap Period. Consequently, holders of exchange senior debentures will receive the same interest payments that they would have received had they not accepted the exchange offer.

Clearing of the Senior Debentures

Upon consummation of the exchange offer, the exchange senior debentures will have different CUSIP and ISIN numbers from the unregistered senior debentures.

Procedures for Tendering

The following summarizes the procedures to be followed by all holders in tendering their unregistered senior debentures.

For a holder to validly tender unregistered senior debentures pursuant to the exchange offer, a properly completed and duly executed letter of transmittal (or a manually executed facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message (as defined under “—Book-Entry Transfer” below) in lieu of the letter of transmittal, and any other required documents, must be received by the Exchange Agent at its address set forth in this prospectus at or prior to the expiration of the exchange offer. In addition, at or prior to expiration of the exchange offer either (a) such holder’s unregistered senior debentures must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Exchange Agent, including an Agent’s Message if the tendering holder has not delivered a letter of transmittal) or (b) certificates for exchanged unregistered senior debentures must be received by the Exchange Agent at such address. To tender unregistered senior debentures that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program (“ATOP”) procedures of DTC, and DTC is expected to then edit and verify the acceptance and send an Agent’s Message to the Exchange Agent for its acceptance.

If the unregistered senior debentures are registered in the name of a person other than the signer of the letter of transmittal, or if certificates for untendered unregistered senior debentures are to be issued to a person other than the registered holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

Any beneficial owner whose unregistered senior debentures are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender unregistered senior debentures should contact such registered holder promptly and instruct the holder to exchange such unregistered senior debentures on the beneficial owner’s behalf. If such beneficial owner wishes to tender such unregistered senior debentures itself, such beneficial owner must, before completing and executing the letter of transmittal and delivering such unregistered senior debentures, either make appropriate arrangements to register ownership of the unregistered senior debentures in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time. The tender by a holder pursuant to the procedures set forth herein will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein.

By tendering unregistered senior debentures pursuant to the exchange offer, a holder will be deemed to have represented, warranted and agreed that such holder is the beneficial owner of, or a duly authorized representative of one or more such beneficial owners of, and has full power and authority to tender, sell, assign and transfer, the unregistered senior debentures tendered thereby and that when such unregistered senior debentures are accepted for exchange and exchange senior debentures are issued by us, we will acquire good, indefeasible, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right and will cause such unregistered senior debentures to be delivered in accordance with the terms of the exchange offer. The holder will also be deemed to have agreed to (a) not sell, pledge, hypothecate or otherwise encumber or transfer any unregistered senior debentures tendered from the date of such tender and that any such purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect and (b) execute and deliver further documents and give any further assurances that may be required in connection with the exchange offer and the transactions contemplated thereby, in each case on and subject to the terms and conditions of the exchange offer. In addition, the holder will be deemed to have released us and our affiliates from any and all claims that holders may have arising out of or relating to the unregistered senior debentures.

Holders desiring to tender unregistered senior debentures pursuant to DTC’s ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Except as otherwise provided herein, delivery of unregistered senior debentures will be deemed made only when (a) the Agent’s Message or (b) the letter of transmittal and certificates of the tendered unregistered senior debentures are actually received by the Exchange Agent. No documents should be sent to us. If you are tendering through a nominee, you should check to see whether there is an earlier deadline for instructions with respect to your decision.

Book-Entry Transfer

The Exchange Agent will establish an account with respect to the unregistered senior debentures at DTC for purposes of the exchange offer and any financial institution that is a participant in DTC may make book-entry delivery of unregistered senior debentures by causing DTC to transfer such unregistered senior debentures into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of unregistered senior debentures may be effected through book-entry transfer into the Exchange Agent’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth in this prospectus at or prior to the expiration of the exchange offer.

The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (a) the aggregate principal amount of unregistered senior debentures that have been tendered by such participant pursuant to the exchange offer, (b) that such participant has received this prospectus and the letter of transmittal and agrees to be bound by the terms of the exchange offer as described in this prospectus and the letter of transmittal, and (c) that we may enforce such agreement against such participant.

Any acceptance of an Agent’s Message transmitted through ATOP is at the election and risk of the person transmitting the Agent’s Message and delivery will be deemed made only when actually received by the Exchange Agent.

No Guaranteed Delivery

There are no guaranteed delivery provisions applicable to the exchange offer under the terms of this prospectus or any other of the offer materials. Holders must tender their unregistered senior debentures in accordance with the procedures set forth above under “—Procedures for Tendering.”

Withdrawal of Tenders

Except as otherwise provided herein, tenders of unregistered senior debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on                     , 2013, the Expiration Date of the exchange offer (the “Withdrawal Date”).

For a withdrawal to be effective:

•

the Exchange Agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at the address set forth below under “—Exchange Agent and Information Agent” before the Withdrawal Date; or

•	for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the Exchange Agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the holder who tendered the unregistered senior debentures to be withdrawn;

•	identify the unregistered senior debentures to be withdrawn, including the certificate number or numbers and principal amount of the unregistered senior debentures to be withdrawn;

•	be signed by the person who tendered the unregistered senior debentures in the same manner as the original signature on the letter of transmittal; and

•	specify the name in which the unregistered senior debentures are to be re-registered, if different from that of the withdrawing holder.

If unregistered senior debentures have been tendered pursuant to the procedure for book-entry transfer described above under “—Book Entry Transfer”, any notice of withdrawal with respect to such unregistered senior debentures must specify the name and number of the account at DTC to be credited with the withdrawn unregistered senior debentures and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices in our sole discretion, and our determination shall be final and binding on all parties. Any unregistered senior debentures so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange senior debentures will be issued with respect thereto unless the unregistered senior debentures so withdrawn are validly re-tendered. Any unregistered senior debentures which have been tendered but which are validly withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn unregistered senior debentures may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior to the Expiration Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of unregistered senior debentures to us in the exchange offer. If transfer taxes are imposed for any other reason other than the transfer and tender to us, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder. Transfer taxes that will not be paid by us include taxes, if any, imposed:

•	if exchange senior debentures in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered unregistered senior debentures are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes that are not required to be borne by us is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the unregistered senior debentures tendered by such holder.

Consequences of Failure to Exchange

If you do not tender your unregistered senior debentures to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Accordingly, they:

•	may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer and the availability of the exchange senior debentures, the unregistered senior debentures are likely to be much less liquid after the consummation of the exchange offer.

Exchange Agent and Information Agent

Global Bondholder Services Corporation has been appointed the Exchange Agent and the Information Agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of unregistered senior debentures, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to Global Bondholder Services Corporation at the address and telephone numbers below:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775

Confirmation:

(212) 430-3774

Toll free: (866) 952-2200

By Mail:	By Overnight Courier:	By Hand:
65 Broadway—Suite 404	65 Broadway—Suite 404	65 Broadway—Suite 404
New York, NY 10006	New York, NY 10006	New York, NY 10006

In addition, questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to Global Bondholder Services Corporation at the address and telephone numbers set forth above. Holders of unregistered senior debentures may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer. We will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable, out-of-pocket expenses in connection therewith.

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the Exchange Agent as described in “—Exchange Agent and Information Agent” above . We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered senior debentures and in handling or forwarding tenders for exchange.

DESCRIPTION OF THE EXCHANGE SENIOR DEBENTURES

General

The unregistered senior debentures were, and the exchange senior debentures will be, issued as a separate series of debt securities under an indenture dated as of April 12, 2006 (the “base indenture”), as supplemented by a first supplemental indenture dated April 12, 2006, as further supplemented by a second supplemental indenture dated as of June 16, 2006, as further supplemented by a third supplemental indenture dated as of December 13, 2006, as further supplemented by a fourth supplemental indenture dated as of October 5, 2007, as further supplemented by a fifth supplemental indenture dated as of August 26, 2009, as further supplemented by a sixth supplemental indenture dated as of September 29, 2009, as further supplemented by a seventh supplemental indenture dated as of February 22, 2011, as further supplemented by an eighth supplemental indenture dated as of March 31, 2011, as further supplemented by a ninth supplemental indenture dated as of December 12, 2011, as further supplemented by a tenth supplemental indenture dated as of February 28, 2012, as further supplemented by an eleventh supplemental indenture dated as of June 14, 2012, as further supplemented by a twelfth supplemental indenture dated as of November 26, 2012, as further supplemented by a thirteenth supplemental indenture dated as of December 4, 2012, as further supplemented by a fourteenth supplemental indenture dated as of December 17, 2012 and as further supplemented by a fifteenth supplemental indenture dated as of March 14, 2013 between Viacom Inc., as issuer, and The Bank of New York Mellon, as trustee (the “Trustee”) (such supplements, together with the base indenture, the “indenture”). In this Description of the Exchange Senior Debentures, “Viacom,” “we,” “us,” “our” and similar words refer to Viacom Inc. and not to any of its consolidated subsidiaries unless the context otherwise requires.

Because this section is a summary, it does not describe every aspect of the exchange senior debentures and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the exchange senior debentures and the indenture, including definitions of certain terms used therein. The following statements, therefore, do not contain all of the information that may be important to you. The provisions of the exchange senior debentures and the indenture set forth the terms of the exchange senior debentures in greater detail than this prospectus. If the statements in this prospectus differ from the provisions of the indenture, the provisions of the indenture control. You may obtain copies of the exchange senior debentures by requesting them from us or the Trustee. A copy of the base indenture was filed with the SEC as an exhibit to our current report on Form 8-K filed on April 17, 2006.

The exchange senior debentures:

•	will be unsecured senior obligations of Viacom;

•	will rank equally with all of our other unsecured senior indebtedness from time to time outstanding;

•	may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the exchange senior debentures; and

•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange senior debentures are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. We are not required to make any payment to a holder with respect to any tax, assessment or other governmental charge imposed (by withholding or otherwise) by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the exchange senior debentures.

Principal, Maturity and Interest

Each exchange senior debenture will bear interest at a rate of 4.375% per year. Interest will be payable semi-annually in arrears on the exchange senior debentures on March 15 and September 15 of each year, beginning on September 15, 2013. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the exchange senior debentures will accrue from and including March 15, 2013 and will be paid to holders of record on March 1 and September 1 immediately before the respective interest payment date.

The exchange senior debentures will mature on March 15, 2043. On the maturity date of the exchange senior debentures, the holders will be entitled to receive 100% of the principal amount of the exchange senior debentures.

If any interest payment date falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

Ranking

The exchange senior debentures will be unsecured senior obligations of Viacom and will rank equally with all of Viacom’s existing and future unsecured senior obligations. As of March 31, 2013, Viacom had approximately $8.713 billion of indebtedness outstanding as senior notes and senior debentures, and there were no amounts outstanding under its commercial paper program or its revolving credit facility due 2017.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the exchange senior debentures. The exchange senior debentures will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the exchange senior debentures will have a junior position to the claims of creditors of our subsidiaries on the assets and earnings of such subsidiaries. As of March 31, 2013, our direct and indirect subsidiaries and other consolidated entities had $220 million of indebtedness outstanding, including capital lease obligations.

Further Issues

We may from time to time, without notice to or the consent of the holders of the exchange senior debentures currently offered hereby, create and issue further 4.375% Senior Debentures due 2043 ranking equally and ratably in all respects with the exchange senior debentures, or in all respects except for the payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further 4.375% Senior Debentures due 2043. Any such further 4.375% Senior Debentures due 2043 if registered will be consolidated with and form a single series with the exchange senior debentures, as the case may be, and will have the same terms as to status, CUSIP number or otherwise as such series of exchange senior debentures. Any such further 4.375% Senior Debentures due 2043 will be issued pursuant to a resolution of our board of directors, a supplement to the indenture or under an officer’s certificate pursuant to the indenture.

Optional Redemption

We may redeem some or all of the exchange senior debentures, at our option, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the sum of the principal amount, the Make-Whole Amount, if any, described below and any accrued and unpaid interest to the date of redemption. Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest due on the interest payment date.

The term “Make-Whole Amount” means the excess, if any, of (i) the aggregate present value as of the date of the redemption of the principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if redemption had not been made, determined by discounting, on a semiannual basis, the remaining principal and interest at the respective Reinvestment Rate described below (determined on the third business day preceding the date fixed for redemption) from the dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the exchange senior debentures.

The term “Reinvestment Rate” means (i) the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Federal Reserve Statistical Release H.15 under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid, plus (ii) 0.30%. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be so calculated and the Reinvestment Rate would be interpolated or extrapolated, as the case may be, on a straight-line basis, rounding to the nearest month. The most recent Federal Reserve Statistical Release H.15 published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.

The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by us. If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation, as the case may be, of comparable rates selected by the independent investment banking institution.

In the case of any partial redemption, selection of the exchange senior debentures for redemption will be made by the Trustee in compliance with the requirements of the principal U.S. national securities exchange, if any, on which the exchange senior debentures are listed or, if they are not listed on a U.S. national securities exchange, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

On and after the redemption date, interest will cease to accrue on the exchange senior debentures or any portion of the exchange senior debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the exchange senior debentures to be redeemed on such date. If less than all of the exchange senior debentures are to be redeemed, the exchange senior debentures to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Additionally, we may at any time repurchase exchange senior debentures in the open market and may hold or surrender such exchange senior debentures to the Trustee for cancellation.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the exchange senior debentures.

The Trustee, Security Registrar and Paying Agent

The Bank of New York Mellon, acting through its principal corporate trust office at 101 Barclay Street, 8W, New York, New York, 10286 is the Trustee for the exchange senior debentures and is the security registrar and paying agent for the exchange senior debentures. Principal and interest will be payable, and the exchange senior debentures will be transferable, at the office of the paying agent and security registrar. We may, however, pay interest by wire or by check mailed to registered holders of the exchange senior debentures. At the maturity of the exchange senior debentures, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such exchange senior debentures at the office of the Trustee.

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, Viacom generally would be permitted to consolidate or merge with another entity or to sell all or substantially all of our respective assets to another entity, subject to Viacom meeting all of the following conditions:

•	the resulting entity (other than Viacom) must agree through a supplemental indenture to be legally responsible for the exchange senior debentures;

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•	the surviving entity to the transaction must be a corporation organized under the laws of the United States or a state of the United States; and

•	Viacom must deliver certain certificates and documents to the Trustee.

We may merge or consolidate with, or sell all or substantially all of our assets to any of our Subsidiaries.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

In the event that Viacom consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for Viacom under the indenture and Viacom shall be discharged from all of its obligations under the indenture.

Limitations on Liens

We covenant in the indenture that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the exchange senior debentures at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See “—Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

•	Liens existing on the date the exchange senior debentures are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

•	Liens in favor of us or our Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

We covenant in the indenture that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the exchange senior debentures are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) that has been or is to be sold by us or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•

we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under “—Limitations on Liens” without having to secure equally and ratably the exchange senior debentures;

•

the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our Board of Directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the exchange senior debentures and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

The term “Attributable Debt,” with regard to a sale and leaseback arrangement of a Principal Property, is defined in the indenture as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the indenture.

The term “Principal Property” is defined in the indenture to include any parcel of our or our Restricted Subsidiaries’ real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.5 billion. The term “Principal Property” does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our Board of Directors not to be of material importance to our and our Subsidiaries’ total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of exchange senior debentures will have specified rights if an Event of Default (as defined below) occurs in respect of the exchange senior debentures, as described below.

The term “Event of Default” in respect of the exchange senior debentures means any of the following:

•	Viacom does not pay interest on the exchange senior debentures within 30 days of its due date;

•	Viacom does not pay the principal of or any premium on the exchange senior debentures when due and payable, at its maturity, or upon its acceleration or redemption;

•

Viacom remains in breach of a covenant or warranty in respect of the indenture for 60 days after Viacom receives a written notice of default; such notice must be sent by either the Trustee or holders of at least 25% in principal amount of the exchange senior debentures; or

•	Viacom files for bankruptcy, or other events of bankruptcy specified in the indenture occur.

If an Event of Default has occurred, the Trustee or the holders of at least 25% in principal amount of the exchange senior debentures may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the exchange senior debentures to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of exchange senior debentures required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the exchange senior debentures may also waive certain past defaults under the indenture on behalf of all of the holders of the exchange senior debentures. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the exchange senior debentures and the Trustee.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee reasonable protection from expenses and liability satisfactory to the Trustee. If a reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of the exchange senior debentures may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the exchange senior debentures, the following must occur:

•	holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

holders of at least 25% in principal amount of the outstanding exchange senior debentures must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

•

holders of a majority in principal amount of the exchange senior debentures must not have given the Trustee a direction inconsistent with the above notice for a period of 60 days after the Trustee has received the notice.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the exchange senior debentures on or after the due date.

Modification of the Indenture

The indenture provides that Viacom and the Trustee may, without the consent of any holders of exchange senior debentures, enter into supplemental indentures for the purposes, among other things, of:

•	adding to Viacom’s covenants;

•	adding additional events of default;

•	changing or eliminating any provisions of the indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•	curing ambiguities or inconsistencies in the indenture or making any other provisions with respect to matters or questions arising under the indenture.

With specific exceptions, the indenture or the rights of the holders of the exchange senior debentures may be modified by Viacom and the Trustee with the consent of the holders of a majority in aggregate principal amount of the exchange senior debentures; however, no modification may be made without the consent of the holders of each outstanding exchange senior debenture, which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on the exchange senior debentures;

•	change the terms of any sinking fund with respect to the exchange senior debentures;

•	reduce the principal amount of the exchange senior debentures, or the interest thereon, or any premium on the exchange senior debentures upon redemption or repayment at the option of the holder;

•	change any obligation of Viacom to pay additional amounts;

•	change any place of payment where, or the currency in which, any exchange senior debenture or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to the exchange senior debentures; or

•

reduce the percentage in principal amount of outstanding exchange senior debentures required to consent to any supplemental indenture, any waiver of compliance with provisions of the indenture or specific defaults and their consequences provided for in the indenture, or otherwise modify the sections in the indenture relating to these consents.

Defeasance and Covenant Defeasance

Viacom may elect either (i) to defease and be discharged from any and all obligations with respect to the exchange senior debentures (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the exchange senior debentures to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, Viacom must deliver to the Trustee an opinion of counsel to the effect that the holders of the exchange senior debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture.

Viacom may exercise its defeasance option with respect to the exchange senior debentures notwithstanding its prior exercise of its covenant defeasance option. If Viacom exercises its defeasance option, payment of the exchange senior debentures may not be accelerated because of an event of default. If Viacom exercises its covenant defeasance option, payment of the exchange senior debentures may not be accelerated by reference to any covenant from which Viacom is released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the exchange senior debentures, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Notices

Notices to holders of exchange senior debentures will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any exchange senior debentures as the absolute owner thereof (whether or not the exchange senior debentures shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Exchange Senior Debentures

We will replace any mutilated exchange senior debenture at the expense of the holders upon surrender to the Trustee. We will replace exchange senior debentures that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen exchange senior debenture, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the exchange senior debentures before a replacement debt security will be issued.

Governing Law

The indenture and the exchange senior debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The exchange senior debentures will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Exchange senior debentures will be issuable and transferable in book-entry form through DTC.

The exchange senior debentures initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “global notes”). The global notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the global notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). Beneficial interests in the global notes may not be exchanged for notes in certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Global Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to act as a depositary for such global note or (2) ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in either case, we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days; or

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of the certificated notes.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in such names as DTC shall direct in writing in an aggregate principal amount equal to the principal amount of the global notes with like tenor and terms.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of the Participants with portions of the principal amount of the global notes; and

•

ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such systems. All interests in global notes, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive forms of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the global notes will not have exchange senior debentures registered in their names, will not receive physical delivery of exchange senior debentures in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, additional interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the exchange senior debentures under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the exchange senior debentures, including the global notes, are registered as the owners of the exchange senior debentures for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange senior debentures (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange senior debentures will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange senior debentures, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants will be effected in accordance with DTC’s procedures and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange senior debentures only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the exchange senior debentures as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the exchange senior debentures, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such exchange senior debentures to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain Definitions

The following definitions are applicable to the indenture:

“Capitalized Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment (other than in respect of telecommunications equipment including, without limitation, satellite transponders) acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication, (i) any obligation of such person for money borrowed; (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness; (iv) any obligation of such person under Capitalized Leases; and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by Viacom or by one or more of its Subsidiaries, or by Viacom and one or more of its Subsidiaries, which is incorporated under the laws of a state of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of an exchange of unregistered senior debentures for exchange senior debentures pursuant to the exchange offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address all of the tax considerations that may be relevant to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules. This summary does not consider any tax consequences arising under U.S. alternative minimum tax law, U.S. federal gift and estate tax law or under the laws of any foreign, state, local or other jurisdiction. Each holder should consult its own independent tax advisor regarding its particular situation and the federal, state, local and foreign tax consequences of exchanging the unregistered senior debentures for exchange senior debentures and purchasing, holding and disposing of the exchange senior debentures, including the consequences of any proposed change in applicable laws.

The exchange of unregistered senior debentures for exchange senior debentures in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. Consequently, for such purposes a holder will not recognize gain upon receipt of an exchange senior debenture in exchange for an unregistered senior debenture in the exchange offer, the holder’s adjusted tax basis in the exchange senior debentures received in the exchange offer will be the same as its adjusted tax basis in the corresponding unregistered senior debentures immediately prior to the consummation of the exchange offer, and the holder’s holding period in the exchange senior debentures will include its holding period in the unregistered senior debentures.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange senior debentures for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange senior debentures. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange senior debentures received in exchange for unregistered senior debentures where such unregistered senior debentures were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange senior debentures by broker-dealers. Exchange senior debentures received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange senior debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange senior debentures. Any broker-dealer that resells exchange senior debentures that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange senior debentures, may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange senior debentures and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus, as amended or supplemented, to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the unregistered senior debentures) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the unregistered senior debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the exchange senior debentures offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2012 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our Class A common stock and Class B common stock are listed on The NASDAQ Global Select Market under the symbols “VIA” and “VIAB,” respectively.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including filings made after the date of this prospectus and until the termination of the exchange offer made hereby.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

a)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 (filed November 15, 2012);

b)	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012 (filed January 31, 2013)

c)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 (filed May 1, 2013);

d)	Our Current Reports on Form 8-K, filed on November 15, 2012, November 30, 2012, December 3, 2012, December 21, 2012, March 14, 2013, March 27, 2013 and May 28, 2013;

e)	Our definitive Proxy Statement filed January 25, 2013; and

f)	The description of our Class A Common Stock and Class B Common Stock contained in our Form 8-A filed on November 30, 2011.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website is www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus. You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Viacom Inc.

1515 Broadway, 52nd Floor

New York, New York 10036

Attn: Investor Relations

Telephone Number: (212) 258-6000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Registrant is incorporated in the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s certificate of incorporation contains provisions that eliminate directors’ personal liability in certain circumstances, including the instances described above.

The Registrant’s certificate of incorporation provides that the corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer (including trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

The Registrant’s certificate of incorporation provides that to the extent that any such indemnitee of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Registrant’s certificate of incorporation shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director or officer of the Registrant providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

The Registrant’s bylaws provide that the Registrant shall indemnify any present or former employee who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee of the Registrant, or is or was serving at the request of the Registrant as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant, or is, or was, serving at the request of the Registrant as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant’s certificate of incorporation.

Item 21.	Exhibits

(a) Exhibits

See the index to exhibits that appears immediately following the signature pages to this registration statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 3, 2013.

VIACOM INC. (Registrant)

By:	/s/ Philippe P. Dauman
Name:	Philippe P. Dauman
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Philippe P. Dauman Philippe P. Dauman	President and Chief Executive Officer; Director (Principal Executive Officer)	June 3, 2013

/s/ Thomas E. Dooley Thomas E. Dooley	Senior Executive Vice President and Chief Operating Officer; Director	June 3, 2013

/s/ Wade Davis Wade Davis	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 3, 2013

/s/ Katherine Gill-Charest Katherine Gill-Charest	Senior Vice President, Controller (Principal Accounting Officer)	June 3, 2013

* Sumner M. Redstone	Executive Chairman of the Board and Founder	June 3, 2013

* Shari Redstone	Vice Chair of the Board	June 3, 2013

* George S. Abrams	Director	June 3, 2013

* Cristiana Falcone Sorrell	Director	June 3, 2013

* Alan C. Greenberg	Director	June 3, 2013

* Robert K. Kraft	Director	June 3, 2013

* Blythe J. McGarvie	Director	June 3, 2013

Signature	Title	Date

* Deborah Norville	Director	June 3, 2013

* Charles E. Phillips, Jr.	Director	June 3, 2013

* Frederic V. Salerno	Director	June 3, 2013

* William Schwartz	Director	June 3, 2013

*By:	/s/ Michael D. Fricklas	June 3, 2013
Michael D. Fricklas Attorney-in-Fact for the Directors

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of Viacom Inc. effective December 31, 2005 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Viacom Inc. filed March 16, 2006) (File No. 001-32686).

3.2	Amended and Restated Bylaws of Viacom Inc. effective September 15, 2011 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Viacom Inc. filed September 21, 2011) (File No. 001-32686).

4.1	Indenture, dated as of April 12, 2006, between Viacom Inc. and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed April 17, 2006) (File No. 001-32686).

4.2	First Supplemental Indenture, dated as of April 12, 2006, between Viacom Inc. and The Bank of New York, including Form of 5.75% Senior Note due 2011, Form of 6.25% Senior Note due 2016 and Form of 6.875% Senior Debenture due 2036 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Viacom Inc. filed April 17, 2006) (File No. 001-32686).

4.3	Second Supplemental Indenture, dated as of June 16, 2006, between Viacom Inc. and The Bank of New York, including Form of Floating Rate Senior Note due 2009 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 of Viacom Inc. filed August 21, 2006) (File No. 333-136756).

4.4	Third Supplemental Indenture, dated as of December 13, 2006, between Viacom Inc. and The Bank of New York, as trustee (including forms of Senior Notes) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed December 19, 2006) (File No. 001-32686).

4.5	Fourth Supplemental Indenture, dated as of October 5, 2007, between Viacom Inc. and The Bank of New York, as trustee (including forms of Senior Notes and Senior Debentures) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed October 9, 2007) (File No. 001-32686).

4.6	Fifth Supplemental Indenture, dated as of August 26, 2009, between Viacom Inc. and The Bank of New York Mellon, as trustee (including forms of Senior Notes) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed August 26, 2009) (File No. 001-32686).

4.7	Sixth Supplemental Indenture, dated as of September 29, 2009, between Viacom Inc. and The Bank of New York Mellon, as trustee (including forms of Senior Notes) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed September 30, 2009) (File No. 001-32686).

4.8	Seventh Supplemental Indenture, dated as of February 22, 2011, between Viacom Inc. and The Bank of New York Mellon, as trustee (including form of Senior Notes) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed February 23, 2011) (File No. 001-32686).

4.9	Eighth Supplemental Indenture, dated as of March 31, 2011, between Viacom Inc. and The Bank of New York Mellon, as trustee (including form of Senior Notes) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed March 31, 2011) (File No. 001-32686).

4.10	Ninth Supplemental Indenture, dated as of December 12, 2011, between Viacom Inc. and The Bank of New York Mellon, as trustee (including form of Senior Notes) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed December 12, 2011) (File No. 001-32686).

Exhibit No.	Description of Exhibit

4.11	Tenth Supplemental Indenture, dated as of February 28, 2012, between Viacom Inc. and The Bank of New York Mellon, as trustee (including form of Senior Notes) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed February 28, 2012) (File No. 001-32686).

4.12	Eleventh Supplemental Indenture, dated as of June 14, 2012, between Viacom Inc. and The Bank of New York Mellon, as trustee (including form of Senior Notes) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed June 14, 2012) (File No. 001-32686).

4.13	Twelfth Supplemental Indenture, dated as of November 26, 2012, between Viacom Inc. and The Bank of New York Mellon, as Trustee (including forms of the Senior Debentures) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed November 30, 2012) (File No. 001-32686).

4.14	Thirteenth Supplemental Indenture, dated as of December 4, 2012, between Viacom Inc. and The Bank of New York Mellon, as Trustee (including forms of the 2043 Debentures) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed December 21, 2012) (File No. 001-32686).

4.15	Fourteenth Supplemental Indenture, dated as of December 17, 2012, between Viacom Inc. and The Bank of New York Mellon, as Trustee (including forms of the 2043 Debentures) (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Viacom Inc. filed December 21, 2012) (File No. 001-32686).

4.16	Fifteenth Supplemental Indenture, dated as of March 14, 2013, between Viacom Inc. and The Bank of New York Mellon, as Trustee (including forms of the Securities) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Viacom Inc. filed March 14, 2013) (File No. 001-32686).

4.17	Registration Rights Agreement, dated as of November 26, 2012, among Viacom Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Viacom Inc. filed November 30, 2012) (File No. 001-32686).

4.18	Registration Rights Agreement, dated as of December 4, 2012, among Viacom Inc. and the dealer managers named therein (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Viacom Inc. filed December 21, 2012) (File No. 001-32686).

5.1*	Opinion of Shearman & Sterling LLP as to the validity of the securities being offered.

10.1	$2.0 Billion Three-Year Credit Agreement, dated as of October 8, 2010, among Viacom Inc., the subsidiaries of Viacom Inc. designated as borrowers from time to time thereunder, the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and Deutsche Bank Securities Inc., Morgan Stanley MUFG Loan Partners, LLC, The Royal Bank of Scotland PLC and Wells Fargo Bank, N.A., as Documentation Agents (incorporated by reference to Exhibit 10.1 to the Transition Report on Form 10-K of Viacom Inc. filed November 12, 2010) (File No. 001-32686).

10.2	First Amendment, dated as of December 2, 2011, to the $2.0 Billion Three-Year Credit Agreement, dated as of October 8, 2010, among Viacom Inc., the subsidiaries of Viacom Inc. designated as borrowers from time to time thereunder, the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and Deutsche Bank Securities Inc., Morgan Stanley MUFG Loan Partners, LLC, The Royal Bank of Scotland PLC and Wells Fargo Bank, N.A., as Documentation Agents (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Viacom Inc. filed February 2, 2012) (File No. 001-32686).

Exhibit No.	Description of Exhibit

10.3	Second Amendment, dated as of November 9, 2012, to the Credit Agreement, dated as of October 8, 2010, as amended on December 2, 2011, among Viacom Inc., the subsidiaries of Viacom Inc. designated as borrowers from time to time thereunder, the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and Deutsche Bank Securities Inc., Morgan Stanley MUFG Loan Partners, LLC, The Royal Bank of Scotland PLC and Wells Fargo Bank, N.A., as Documentation Agents (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Viacom Inc. filed January 31, 2013) (File No. 001-32686).

10.4	Summary of Viacom Inc. Compensation for Outside Directors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Viacom Inc. filed March 27, 2013) (File No. 001-32686).

10.5	Amended Compensation Arrangement for Non-Executive Vice Chair (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of Viacom Inc. filed November 9, 2006) (File No. 001-32686).

10.6	Viacom Inc. 2006 Stock Option Plan for Outside Directors (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K of Viacom Inc. filed March 16, 2006) (File No. 001-32686).

10.7	Viacom Inc. 2006 RSU Plan for Outside Directors (incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K of Viacom Inc. filed March 16, 2006) (File No. 001-32686).

10.8	Viacom Inc. 2011 Stock Option Plan for Outside Directors (incorporated by reference to Exhibit B to the Definitive Proxy Statement of Viacom Inc. filed April 16, 2010) (File No. 001-32686).

10.9	Amendment No. 1 to Viacom Inc. 2011 Stock Option Plan for Outside Directors (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Viacom Inc. filed January 31, 2013) (File No. 001-32686).

10.10	Viacom Inc. 2011 RSU Plan for Outside Directors (incorporated by reference to Exhibit C to the Definitive Proxy Statement of Viacom Inc. filed April 16, 2010) (File No. 001-32686).

10.11	Amendment No. 1 to Viacom Inc. 2011 RSU Plan for Outside Directors (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Viacom Inc. filed January 31, 2013) (File No. 001-32686).

10.12	Viacom Inc. Deferred Compensation Plan for Outside Directors (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K of Viacom Inc. filed March 16, 2006) (File No. 001-32686).

10.13	Viacom Inc. Senior Executive Short-Term Incentive Plan, as amended and restated effective January 18, 2012 (incorporated by reference to Exhibit A to the Definitive Proxy Statement of Viacom Inc. filed January 27, 2012) (File No. 001-32686).

10.14	Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated effective January 1, 2011 (incorporated by reference to Exhibit A to the Definitive Proxy Statement of Viacom Inc. filed April 16, 2010) (File No. 001-32686).

10.14.1	Form of Stock Option/RSU Confirmation Sheet (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Viacom Inc. filed August 5, 2011) (File No. 001-32686).

10.14.2	Form of Terms and Conditions to the Stock Option Certificate (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Viacom Inc. filed August 5, 2011) (File No. 001-32686).

Exhibit No.	Description of Exhibit

10.14.3	Form of Terms and Conditions to the Restricted Share Units Certificate (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Viacom Inc. filed August 5, 2011) (File No. 001-32686).

10.14.4	Form of Terms and Conditions to the Performance Share Units (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of Viacom Inc. filed August 5, 2011) (File No. 001-32686).

10.15	Viacom Excess Pension Plan, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K of Viacom Inc. filed February 12, 2009) (File No. 001-32686).

10.16	Amendment, effective as of March 31, 2009, to Viacom Excess Pension Plan, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.13 to the Transition Report on Form 10-K of Viacom Inc. filed November 12, 2010) (File No. 001-32686).

10.17	Viacom Excess 401(k) Plan for Designated Senior Executives, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K of Viacom Inc. filed February 12, 2009) (File No. 001-32686).

10.18	Amendments, effective as of April 1, 2009 and December 31, 2009, to Viacom Excess 401(k) Plan for Designated Senior Executives, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.15 to the Transition Report on Form 10-K of Viacom Inc. filed November 12, 2010) (File No. 001-32686).

10.19	Viacom Bonus Deferral Plan for Designated Senior Executives, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K of Viacom Inc. filed February 12, 2009) (File No. 001-32686).

10.20	Amendment, effective as of December 31, 2009, to Viacom Bonus Deferral Plan for Designated Senior Executives, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.17 to the Transition Report on Form 10-K of Viacom Inc. filed November 12, 2010) (File No. 001-32686).

10.21	Employment Agreement with Sumner M. Redstone, dated September 25, 2006 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Viacom Inc. filed September 26, 2006) (File No. 001-32686).

10.22	Employment Agreement between Viacom Inc. and Philippe P. Dauman, as amended and restated as of April 14, 2010 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Viacom Inc. filed April 29, 2010) (File No. 001-32686).

10.23	Employment Agreement between Viacom Inc. and Thomas E. Dooley, as amended and restated as of May 27, 2010 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Viacom Inc. filed August 5, 2010) (File No. 001-32686).

10.24	Employment Agreement between Viacom Inc. and Michael D. Fricklas, dated as of October 2, 2009 (incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K of Viacom Inc. filed February 11, 2010) (File No. 001-32686), as amended by Letter Agreement dated August 6, 2012.

10.25	Employment Agreement between Viacom Inc. and James W. Barge, effective as of October 1, 2010 (incorporated by reference to Exhibit 10.23 to the Transition Report on Form 10-K of Viacom Inc. filed November 12, 2010) (File No. 001-32686).

10.26	Employment Agreement between Viacom Inc. and Wade Davis, dated as of November 27, 2012 (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of Viacom Inc. filed January 31, 2013) (File No. 001-32686).

Exhibit No.	Description of Exhibit

10.27	Service Agreement, dated as of March 1, 1994, between George S. Abrams and Former Viacom (incorporated by reference to Exhibit 10(q) to the Annual Report on Form 10-K of Former Viacom filed on March 31, 1995) (File No. 001-09553), assigned to Viacom Inc.

10.28	Separation Agreement dated as of December 19, 2005 by and between Former Viacom and New Viacom Corp. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of New Viacom Corp. filed December 21, 2005) (File No. 001-32686).

10.29	Tax Matters Agreement dated as of December 30, 2005 by and between Former Viacom and New Viacom Corp. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Viacom Inc. filed January 5, 2006) (File No. 001-32686).

12.1*	Statement regarding computation of ratios.

21.1*	Subsidiaries of Viacom Inc.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Viacom Inc.

23.2*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney.

25.1*	Statement of eligibility of trustee on Form T-1 of The Bank of New York Mellon, as trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Clients.

99.3*	Form of Letter to Registered Holders.

99.4*	Form of Letter from Beneficial Owner.

*	Filed herewith.